Exhibit 2.4

TAX DISAFFILIATION AGREEMENT

BETWEEN

R. R. Donnelley & Sons Company

AND

LSC Communications, Inc.

dated as of [                    ], 2016

TABLE OF CONTENTS

SECTION 1.	Definition of Terms		2

SECTION 2.	Allocation of Taxes and Tax-Related Losses		8

	2.1	Allocation of Taxes	9

	2.2	Allocation of Deconsolidation Taxes, Distribution Taxes and Transfer Taxes	9

	2.3	Tax Payments	10

SECTION 3.	Preparation and Filing of Tax Returns		10

	3.1	Combined Returns	10

	3.2	Separate Returns	10

	3.3	Agent	10

	3.4	Provision of Information	10

	3.5	Special Rules Relating to the Preparation of Tax Returns	11

	3.6	Refunds, Credits, Offsets, Tax Benefits	11

	3.7	Carrybacks	12

	3.8	Amended Returns	12

	3.9	Compensatory Equity Interests	13

SECTION 4.	Tax Payments		13

	4.1	Payment of Taxes to Tax Authority	13

	4.2	Indemnification Payments	13

	4.3	Interest on Late Payments	13

	4.4	Tax Consequences of Payments	13

	4.5	Adjustments to Payments	13

	4.6	Section 336(e) Election	14

	4.7	Certain Final Determinations	15

SECTION 5.	Cooperation and Tax Contests		15

	5.1	Cooperation	15

	5.2	Notices of Tax Contests	15

	5.3	Control of Tax Contests	15

	5.4	Cooperation Regarding Tax Contests	16

SECTION 6.	Tax Records		16

	6.1	Retention of Tax Records	16

	6.2	Access to Tax Records	16

	6.3	Confidentiality	17

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SECTION 7.	Representations and Covenants		17

	7.1	Covenants of RRD and LSC	17

	7.2	Private Letter Ruling	17

	7.3	Covenants of LSC	17

	7.4	Covenants of RRD	18

	7.5	Exceptions	19

	7.6	Injunctive Relief	19

	7.7	Further Assurances	20

SECTION 8.	General Provisions		20

	8.1	Construction	20

	8.2	Ancillary Agreements	20

	8.3	Counterparts	20

	8.4	Notices	20

	8.5	Amendments	21

	8.6	Assignment	21

	8.7	Successors and Assigns	21

	8.8	Change in Law	21

	8.9	Authorization, Etc	21

	8.10	Termination	21

	8.11	Subsidiaries	21

	8.12	Third-Party Beneficiaries	22

	8.13	Double Recovery	22

	8.14	Titles and Headings	22

	8.15	Governing Law	22

	8.16	Waiver of Jury Trial	22

	8.17	Severability	22

	8.18	No Strict Construction; Interpretation	22

SCHEDULE A

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TAX DISAFFILIATION AGREEMENT

THIS TAX DISAFFILIATION AGREEMENT (the “Agreement”) is dated as of [●], 2016, by and between R. R. Donnelley & Sons Company, a Delaware corporation (“RRD”), and LSC Communications, Inc., a Delaware corporation and a direct wholly-owned subsidiary of RRD (“LSC” and, together with RRD, the “Parties”, and each, a “Party”). Unless otherwise indicated, all “Section” references in this Agreement are to sections of the Agreement.

RECITALS

WHEREAS, RRD, LSC and Donnelley Financial Solutions, Inc., a Delaware corporation (“Donnelley Financial”), have entered into a Separation and Distribution Agreement, dated as of [●], 2016 (the “Separation and Distribution Agreement”), pursuant to which RRD and its subsidiaries will undertake a series of transactions following which it will separate into three independent, publicly traded companies: (i) one business focused on publishing and retail-centric print services and office products, which shall be owned and conducted, directly or indirectly, by LSC, (ii) one business focused on financial communications and data services, which shall be owned and conducted, directly or indirectly, by Donnelley Financial, and (iii) one business focused on customized multichannel communications management, which shall be owned and conducted, directly or indirectly, by RRD; and

WHEREAS, the Board of Directors of RRD determined that, based on the Corporate Business Purposes (as defined below), it is in the best interests of RRD and its stockholders to separate the business of LSC, as more fully described in LSC’s registration statement on Form 10, from RRD’s other businesses on the terms and conditions set forth in the Separation and Distribution Agreement;

WHEREAS, the Board of Directors of RRD has authorized the distribution to the holders of the issued and outstanding shares of Common Stock, par value $0.01 per share, of RRD (“RRD Common Stock”) as of the record date of at least eighty percent (80%) of the issued and outstanding shares of Common Stock, par value $0.01 per share, of LSC (the “LSC Common Stock”), on the basis of [●] share of LSC Common Stock for every [●] share of RRD Common Stock (the “LSC Distribution”);

WHEREAS, for federal income tax purposes, the LSC Distribution is intended to qualify for tax-free treatment under section 355 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, it is the intention of the parties hereto that the LSC Distribution qualify as tax-free to RRD under section 361(c) of the Code and that, except for cash received in lieu of any fractional LSC Shares, the LSC Distribution qualify as tax-free to RRD stockholders under section 355(a) of the Code;

WHEREAS, the Boards of Directors of each of RRD and LSC have each determined that the Distribution and the other transactions contemplated by the Separation and Distribution Agreement, and the Ancillary Agreements (as defined below) are in furtherance of and consistent with the Corporate Business Purposes and, as such, are in the best interests of their respective companies and stockholders or sole stockholder, as applicable, and have approved the Separation and Distribution Agreement, and each of the Ancillary Agreements;

WHEREAS, the Parties set forth in the Separation and Distribution Agreement the principal arrangements between them regarding the separation of the LSC Group (as defined below) from the RRD Group (as defined below) and the Donnelley Financial Group (as defined below); and

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities for Taxes (as defined below) arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

SECTION 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement. For the avoidance of doubt, the term “Affiliate” as it applies to LSC shall include the LSC Company Entities.

“Agreement” has the meaning set forth in the preamble hereof.

“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.

“Business Day” has the meaning set forth in the Separation and Distribution Agreement.

“Combined Return” means a consolidated, combined or unitary Tax Return that includes, by election or otherwise, one or more members of the RRD Group and one or more members of the LSC Group.

“Companies” means each of RRD and LSC.

“Company” means RRD or LSC, as the context requires.

“Controlling Party” means, with respect to a Tax Contest, the Person that has responsibility, control and discretion in handling, defending, settling or contesting such Tax Contest.

“Corporate Business Purposes” means the Corporate Business Purposes as set forth in the Tax Opinion Representations (including any appendices thereto) and the “Reasons for the Separation” in LSC’s registration statement on Form 10.

“Deconsolidation Taxes” means any Taxes imposed on any member of the RRD Group or the LSC Group as a result of or in connection with the Distribution, but excluding any Transfer Taxes and Distribution Taxes.

“Disclosing Party” has the meaning set forth in Section 6.3.

“Distribution Taxes” means any Taxes of RRD arising from a Final Determination that the Distribution failed to be tax-free to RRD in accordance with the requirements of section 355 or section 368(a)(1)(D) of the Code (including any Taxes resulting from the application of section 355(d) or (e) to the Distribution), or that stock of LSC failed to qualify as “qualified property” within the meaning of section 355(c)(2) of the Code (including as a result of the application of section 355(d) or 355(e) of the Code to the Distribution) or where applicable, failed to be stock permitted to be received without recognition of gain or loss under section 361(a) of the Code, and shall include any Taxes resulting from an election under section 336(e) of the Code in the circumstances set forth in Section 4.6 hereof.

“Donnelley Financial Group” has the meaning ascribed to the term “Donnelley Financial Group” in the Separation and Distribution Agreement.

“Due Date” has the meaning set forth in Section 4.3.

“Effective Time” means 12:01 a.m. Eastern time on the LSC Distribution Date.

“Escheat Liability” means any unclaimed property or escheat liability, including any interest, penalty, administrative charge, or addition thereto and further including all costs of responding to or defending against an audit, examination, or controversy with respect to such liability, imposed by or on behalf of a governmental entity with respect to any property or obligation (including, without limitation, uncashed checks to vendors, customers, or employees and non-refunded overpayments).

“Excess Taxes” means the excess of (x) the Taxes for which RRD Group is liable if an election is made pursuant to section 336(e) of the Code under Section 4.6 of this Agreement, over (y) the Taxes for which RRD Group is liable if such an election is not made, in each case taking into account the allocation of Taxes that is otherwise applicable in this Agreement but without regard to Section 4.6 hereof.

“Expert Law Firm” means a law firm nationally recognized for its expertise in the matter for which its opinion is sought.

“Fifty-Percent Equity Interest” means, in respect of any corporation (within the meaning of the Code), stock or other equity interests of such corporation possessing (i) at least fifty percent (50%) of the total combined voting power of all classes of stock or equity interests entitled to vote, or (ii) at least fifty percent (50%) of the total value of shares of all classes of stock or of the total value of all equity interests.

“Filer” means the Company that is responsible for filing the applicable Tax Return pursuant to Sections 3.1 or 3.2.

“Final Determination” means a determination within the meaning of section 1313 of the Code or any similar provision of state or local Tax Law.

“Group” means the RRD Group or the LSC Group, as the context requires.

“Indemnified Party” has the meaning set forth in Section 4.5.

“Indemnifying Party” has the meaning set forth in Section 4.5.

“Interest Rate” means (x) the “Prime Rate” as set forth in the Separation and Distribution Agreement plus three percent (3%), or (y) if higher and if with respect to a payment to indemnify for a Tax to which the “large corporate underpayment” provision within the meaning of section 6621(c) of the Code applies, such interest rate that would be applicable at such time to such “large corporate underpayment.”

“IRS” means the Internal Revenue Service.

“LSC” has the meaning set forth in the preamble hereof.

“LSC Business” has the meaning ascribed to the term “LSC Business” in the Tax Opinion Representations that constitutes an active trade or business (within the meaning of section 355(b) of the Code) of the separate affiliated group of LSC.

“LSC Common Stock” has the meaning set forth in the recitals to this Agreement.

“LSC Company Entities” means, collectively, the entities listed on Schedule A.

“LSC Distribution” has the meaning set forth in the recitals hereof.

“LSC Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“LSC Group” has the meaning ascribed to the term “LSC Group” in the Separation and Distribution Agreement.

“LSC Indemnified Party” includes each member of the LSC Group, each of their representatives and Affiliates, each of their respective directors, officers, managers and employees, and each of their heirs, executors, trustees, administrators, successors and assigns.

“LSC Restricted Action” means a breach of the covenant made by LSC in Section 7.1 of this Agreement or the taking of any action by LSC or any of its Subsidiaries inconsistent with the covenants set forth in Section 7.3; and, for the avoidance of doubt, an action shall be and remain a LSC Restricted Action even if LSC is permitted to take such an action pursuant to Section 7.5(a).

“Non-Controlling Party” has the meaning set forth in Section 5.3(a).

“Other Party” has the meaning set forth in Section 4.6(b).

“Party” has the meaning set forth in the preamble hereof.

“Parties” has the meaning set forth in the preamble hereof.

“Payment Date” means (x) with respect to any U.S. federal income tax return, the date on which any required installment of estimated taxes determined under section 6655 of the Code is due, the date on which (determined without regard to extensions) filing the return determined under section 6072 of the Code is required, and the date the return is filed, and (y) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Periodic Taxes” means Taxes imposed on a periodic basis that are not based upon or related to income or receipts. Periodic Taxes include property Taxes and similar Taxes.

“Permitted Acquisition” means any acquisition of shares of LSC Common Stock in the LSC Distribution solely by reason of holding RRD Common Stock, but does not include such an acquisition if such RRD Common Stock, before such acquisition, was itself acquired in a manner to which the flush language of section 355(e)(3)(A) of the Code applies (thus causing, for the avoidance of doubt, section 355(e)(3)(A)(i), (ii), (iii) or (iv) of the Code not to apply).

“Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

“Post-Distribution Period” means any Tax Year or other taxable period beginning after the LSC Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period that begins at the beginning of the day of the LSC Distribution Date.

“Pre-Distribution Period” means any Tax Year or other taxable period that ends on or before the LSC Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period through the end of the day immediately preceding the LSC Distribution Date.

“Preparer” means the Company that is responsible for the preparation and filing of the applicable Tax Return pursuant to Sections 3.1 or 3.2.

“Receiving Party” has the meaning set forth in Section 6.3.

“Responsible Party” has the meaning set forth in Section 4.6(b).

“Restriction Period” means the period beginning on the LSC Distribution Date and ending twenty-four (24) months after the LSC Distribution Date.

“RRD” has the meaning set forth in the preamble hereof.

“RRD Business” has the meaning ascribed to the term “RRD Business” in the Tax Opinion Representations that constitutes an active trade or business (within the meaning of section 355(b) of the Code) of the separate affiliated group of RRD.

“RRD Common Stock” has the meaning set forth in the recitals to this Agreement.

“RRD Group” has the meaning ascribed to the term in the Separation and Distribution Agreement.

“RRD Indemnified Party” includes each member of the RRD Group, each of their representatives and Affiliates, each of their respective directors, officers, managers and employees, and each of their heirs, executors, trustees, administrators, successors and assigns.

“RRD Restricted Action” means any breach of a representation or covenant made by RRD in Section 7.1 of this Agreement or the taking of any action by RRD or any of its Subsidiaries inconsistent with the covenants set forth in Section 7.4(a); and, for the avoidance of doubt, an action shall be and remain a RRD Restricted Action even if RRD or any of its Subsidiaries is permitted to take such an action pursuant to Section 7.5(b).

“Ruling” means the private letter ruling that was issued to RRD in response to the Ruling Request.

“Ruling Request” means the request for ruling in connection with the LSC Distribution filed by RRD with the IRS, as amended or supplemented, including any appendices and exhibits attached thereto or included therewith and including so much of the pre-submission materials submitted by RRD to the IRS, as related to the LSC Distribution.

“Satisfactory Guidance” means either a ruling from the IRS or an Unqualified Opinion, in either case reasonably satisfactory to RRD or LSC (as the context dictates) in both form and substance.

“Separate Return” means (a) in the case of any Tax Return required under relevant Tax Law to be filed by any member of the RRD Group (including any consolidated, combined or unitary Tax Return), any such Tax Return that does not include any member of the LSC Group, and (b) in the case of any Tax Return required under relevant Tax Law to be filed by any member of the LSC Group (including any consolidated, combined or unitary Tax Return), any such Tax Return that does not include any member of the RRD Group.

“Separation and Distribution Agreement” has the meaning set forth in the recitals hereof.

“Straddle Period” means any taxable period beginning prior to, and ending on or after, the LSC Distribution Date.

“Subsidiary” when used with respect to any Person, means any corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly (i) beneficially owns more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity economic interest thereof or (C) the capital or profits thereof, in the case of a partnership, or (ii) otherwise has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, employment, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, any Escheat Liability, abandoned, or unclaimed property law, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing, together with any reasonable expenses, including attorneys’ fees, incurred in defending against any such tax.

“Tax Adjustment” has the meaning set forth in Section 4.7.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Benefit” means a reduction in the Tax liability of a taxpayer (or of the Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose, potential or effect of redetermining Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).

“Tax Counsel” means the advisors listed in Schedule A.

“Tax-Free Status” means the qualification of the LSC Distribution (a) as a transaction described in section 355 and section 368(a)(1)(D) of the Code, (b) as a transaction in which the shares of LSC Common Stock distributed by RRD is “qualified property” for purposes of sections 355(c)(2), 355(d), 355(e) and 361(c) of the Code, and (c) a transaction in which shareholders of RRD will not recognize income, gain or loss upon the LSC Distribution under section 355(a) of the Code (except with respect to cash received in lieu of fractional shares).

“Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction, credit, adjustment in basis, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Opinion” means the opinion (or opinions) to be delivered by Tax Counsel to RRD in connection with the LSC Distribution to the effect that (i) RRD will not recognize gain or loss upon the Distribution under section 355(c) or section 361(c) of the Code, and (ii) shareholders of RRD will not recognize gain or loss upon the LSC Distribution under section 355(a) of the Code, except in respect of cash received in lieu of fractional shares of LSC.

“Tax Opinion Representations” means the written and signed representations delivered to Tax Counsel in connection with the Tax Opinion.

“Tax Records” means Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax Return” means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Year” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

“Transactions” means the transactions contemplated by the Separation and Distribution Agreement and includes, for the avoidance of doubt, the LSC Distribution.

“Transfer Taxes” means all U.S. federal, state, local or foreign sales, use, privilege, transfer, intangible, documentary, gains, stamp, duties, recording, and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any Party hereto or any of its Affiliates in connection with the LSC Distribution.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, between RRD and LSC.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

“Unqualified Opinion” means an unqualified “will” opinion of an Expert Law Firm that permits reliance by RRD or LSC (as the context dictates). For the avoidance of doubt, an Unqualified Opinion must be based on factual representations and assumptions that are reasonably satisfactory to RRD or LSC (as the context dictates).

SECTION 2. Allocation of Taxes.

2.1 Allocation of Taxes. Except as provided in Section 2.2 (Allocation of Deconsolidation Taxes, Distribution Taxes and Transfer Taxes), Taxes shall be allocated as follows:

(a) RRD shall be liable for and shall be allocated (i) any Taxes reported on a Separate Return attributable to any member of the RRD Group for any period, (ii) any Taxes reported on a Combined Return for any period, and (iii) any Taxes listed on Schedule B.1. For the avoidance of doubt, RRD shall not be liable for or allocated any Taxes shown on Schedule B.2.

(b) LSC shall be liable for and shall be allocated (i) any Taxes reported on a Separate Return attributable to any member of the LSC Group for any period and (ii) any Taxes listed on Schedule B.2. For the avoidance of doubt, LSC shall not be liable for or allocated any Taxes shown on Schedule B.1.

2.2 Allocation of Deconsolidation Taxes, Distribution Taxes and Transfer Taxes. Notwithstanding any other provision of this Agreement:

(a) Deconsolidation Taxes. Any and all Deconsolidation Taxes shall be borne by RRD.

(b) Distribution Taxes.

(i) LSC shall be liable for, shall be allocated, and shall indemnify and hold harmless each RRD Indemnified Party from and against any liability for Distribution Taxes to the extent such Distribution Taxes are attributable to a LSC Restricted Action committed by LSC, provided, however, that LSC shall have no obligation to indemnify any RRD Indemnified Party hereunder if there has occurred, prior to such LSC Restricted Action, a RRD Restricted Action and such Distribution Taxes are attributable to such RRD Restricted Action. It is understood and agreed that, in determining the amounts payable under this Section 2.2(b)(i), there shall be included all costs, expenses and damages associated with shareholders litigation or controversies and any amount paid by RRD in respect of the liability of its shareholders, whether paid to its shareholders or to any Tax Authority, in connection with liability that may arise to shareholders as a result of receiving or accruing an amount payable under this Section 2.2(b)(i), and all reasonable costs and expenses associated with such payments.

(ii) RRD shall be liable for, shall be allocated, and shall indemnify and hold harmless each LSC Indemnified Party from and against any liability of LSC for Distribution Taxes to the extent that LSC is not liable for such Taxes pursuant to Section 2.2(b)(i).

(c) Transfer Taxes. The Companies shall cooperate with each other and use their commercially reasonable efforts to reduce and/or eliminate any Transfer Taxes. If any Transfer Tax remains payable after application of the first sentence of this Section 2.2(c) and notwithstanding any other provision in this Section 2, all Transfer Taxes shall be allocated to RRD.

2.3 Tax Payments. Each Company shall be liable for and shall pay the Taxes allocated to it by this Section 2 either to the applicable Tax Authority or to the other Company in accordance with Section 4 and the other applicable provisions of this Agreement.

SECTION 3. Preparation and Filing of Tax Returns.

3.1 Combined Returns. RRD shall be responsible for preparing and filing (or causing to be prepared or filed) all Combined Returns for any Tax Year. For any such return, LSC shall furnish any relevant information, including pro forma returns, disclosures, apportionment data and supporting schedules, relating to any member of the LSC Group, necessary for completing any such return in a format suitable for inclusion in such return.

3.2 Separate Returns.

(a) Tax Returns to be Prepared and Filed by RRD. RRD shall be responsible for (i) preparing and filing (or causing to be prepared and filed) all Separate Returns for which LSC is not responsible under Section 3.2(b)(i); and (ii) preparing all Separate Returns which relate to one or more members of the LSC Group for any periods that end on or before the LSC Distribution Date.

(b) Tax Returns to be Prepared and Filed by LSC. LSC shall be responsible for (i) preparing and filing (or causing to be prepared and filed) all Separate Returns which relate to one or more members of the LSC Group for any Tax Year that ends after the LSC Distribution Date and (ii) filing the Separate Returns prepared by RRD under Section 3.2(a)(ii).

3.3 Agent. Subject to the other applicable provisions of this Agreement (including, without limitation, Section 5), RRD and LSC (and their respective Affiliates) shall designate such other Party as its agent and attorney-in-fact to take such action (including execution of documents) as such other Party may deem reasonably appropriate in matters relating to the preparation or filing of any Tax Return described in Sections 3.1 and 3.2.

3.4 Provision of Information.

(a) RRD shall provide to LSC, and LSC shall provide to RRD, any information about members of the RRD Group or the LSC Group, respectively, that the Preparer reasonably requires to determine the amount of Taxes due on any Payment Date with respect to a Tax Return for which the Preparer is responsible pursuant to Section 3.1 or 3.2 and to properly and timely file all such Tax Returns.

(b) If a member of the LSC Group supplies information to a member of the RRD Group, or a member of the RRD Group supplies information to a member of the LSC Group, and an officer of the requesting member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the member supplying such information shall certify, to the best of such officer’s knowledge, the accuracy of the information so supplied.

(c) Except as otherwise provided in the Separation and Distribution Agreement or any other Ancillary Agreement or as otherwise agreed to by the Parties in writing, the cooperation provided for in this Section 3.4 shall be at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable. The cooperation and assistance provided for in this Section 3.4 shall not be required to the extent such cooperation and assistance would result in an undue burden on any Party or would unreasonably interfere with any of its employees normal functions and duties. In furtherance of, and without limiting, the foregoing, each Party shall make reasonably available those employees with particular knowledge of any function or service of which another Party was not allocated the employees, agents or consultants involved in such function or service in connection with the Transactions.

3.5 Special Rules Relating to the Preparation of Tax Returns.

(a) In General. All Tax Returns that include any members of the RRD Group or the LSC Group, or any of their respective Affiliates, shall be prepared in a manner that is consistent with the Ruling Request, the Ruling, and the Tax Opinion (including, for the avoidance doubt, the Tax Opinion Representations). Except as otherwise set forth in this Agreement, all Tax Returns for which RRD has the right to prepare, review, approve or file under Sections 3.1 and 3.2 shall be prepared (x) in accordance with elections, Tax accounting methods and other practices used with respect to such Tax Returns filed prior to the LSC Distribution Date (unless such past practices are not permissible under applicable law), or (y) to the extent any items are not covered by past practices (or in the event such past practices are not permissible under applicable Tax Law), in any reasonable manner, in accordance with the preparation, review, approval and filing responsibilities of Sections 3.1 and 3.2; provided, however, that in each case of (x) and (y) to the extent that a change in such elections, methods or practices could not reasonably be expected to result in any adverse impact on RRD and would not be inconsistent with applicable law, such Tax Returns shall be prepared in accordance with reasonable practices selected by LSC.

(b) Election to File Consolidated, Combined or Unitary Tax Returns. Subject to LSC’s reasonable approvals, as appropriate, RRD shall elect to file any Tax Return on a consolidated, combined or unitary basis, if such Tax Return would include at least one member of each such Group and the filing of such Tax Return is elective under the relevant Tax Law.

3.6 Refunds, Credits, Offsets, Tax Benefits

(a) Any refunds, credits, or offsets with respect to Taxes allocated to RRD pursuant to this Agreement shall be for the account of RRD. Any refunds, credits or offsets with respect to Taxes allocated to LSC pursuant to this Agreement shall be for the account of LSC.

(b) RRD shall forward to LSC, or reimburse LSC, for, any such refunds, credits or offsets, plus any interest received thereon, net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith, that are for the account of LSC within thirty (30) Business Days from receipt thereof by RRD or any of its Affiliates. LSC shall forward to RRD, or reimburse RRD, for, any refunds, credits or offsets, plus any interest received thereon, net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith, that are for the account of RRD within thirty (30) Business Days from receipt thereof by LSC or any of its Affiliates. Any refunds, credits or offsets, plus any interest received thereon, or reimbursements not forwarded or made within the thirty (30) Business Day period specified above shall bear interest from the date received by the refunding or reimbursing party (or its Affiliates) through and including the date of payment at the Interest Rate (treating the date received as the Due Date for purposes of determining such interest). If, subsequent to a Tax Authority’s allowance of a refund, credit or offset, such Tax Authority reduces or eliminates such allowance, any refund, credit or offset, plus any interest received thereon, forwarded or reimbursed under this Section 3.6 shall be returned to the party who had forwarded or reimbursed such refund, credit or offset and interest upon the request of such forwarding party in an amount equal to the applicable reduction, including any interest received thereon.

(c) For the avoidance of doubt, no Party shall be required to reimburse the other Party under this Section 3.6 for the use of a refund, credit or offset or other Tax Benefit, calculated by reference to the Tax allocated to the other Party, including but not limited to a “dividends received deduction” set forth under section 243 of the Code and an unincorporated business tax credit as currently provided by Section 11-604 of the New York City Administrative Code or any successor thereto, if such deduction, credit or offset is not available to reduce the Tax liability of such other Party for any Tax Year.

3.7 Carrybacks. To the extent permitted under applicable Tax Laws, the LSC Group shall make the appropriate elections in respect of any Tax Returns with respect to which it is not the Indemnifying Party for the Tax shown on such Tax Returns to waive any option to carry back any net operating loss, any credits or any similar item from a Post-Distribution Period to any Pre-Distribution Period or to any Straddle Period. Any refund of or credit for Taxes resulting from any such carryback by a member of the LSC Group that cannot be waived shall be payable to LSC net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith.

3.8 Amended Returns. Any amended Tax Return or claim for Tax refund, credit or offset with respect to any member of the RRD Group or the LSC Group may be made only by the Company (or its Affiliates) that is the Indemnifying Party for the Taxes shown on the original Tax Return (and, for the avoidance of doubt, subject to the same preparation, review, approval and filing rights set forth in Sections 3.1 or 3.2, to the extent applicable). Such Company (or its Affiliates) shall not, without the prior written consent of the other Company (which consent shall not be unreasonably withheld or delayed), file, or cause to be filed, any such amended Tax Return or claim for Tax refund, credit or offset to the extent that such filing, if accepted, may increase the Taxes allocated to, or the Tax indemnity obligations under this Agreement of, such other Company for any Tax Year (or portion thereof); provided, however, that such consent need not be obtained if the Company filing the amended Tax Return by written notice to the other Company agrees to indemnify the other Company for the incremental Taxes allocated to, or the incremental Tax indemnity obligation resulting under this Agreement to, such other Company as a result of the filing of such amended Tax Return.

3.9 Compensatory Equity Interests. Matters relating to Taxes and/or Tax Items with respect to Compensatory Equity Interests shall be governed by the Employee Matters provisions of the Separation and Distribution Agreement.

SECTION 4. Tax Payments.

4.1 Payment of Taxes to Tax Authority. RRD shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is the Filer pursuant to Section 3.1 or Section 3.2, and LSC shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is the Filer pursuant to Section 3.2.

4.2 Indemnification Payments.

(a) Tax Payments Made by the RRD Group. If any member of the RRD Group is required to make a payment after the Effective Time to a Tax Authority for Taxes allocated to LSC under this Agreement, then LSC will indemnify and hold harmless RRD from and will pay the amount of Taxes allocated to it to RRD not later than the later of (i) ten (10) Business Days after receiving notification requesting such amount, and (ii) ten (10) Business Days prior to the date such payment is required to be made to such Tax Authority.

(b) Tax Payments Made by the LSC Group. If any member of the LSC Group is required to make a payment after the Effective Time to a Tax Authority for Taxes allocated to RRD under this Agreement, then RRD will indemnify and hold harmless LSC from and will pay the amount of Taxes allocated to it to LSC not later than the later of (i) ten (10) Business Days after receiving notification requesting such amount, and (ii) ten (10) Business Days prior to the date such payment is required to be made to such Tax Authority.

4.3 Interest on Late Payments. Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, not later than five (5) Business Days after demand for payment is made (the “Due Date”) shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at the Interest Rate. Such interest will be payable at the same time as the payment to which it relates. Interest will be calculated on the basis of a year of 365 days and the actual number of days for which due.

4.4 Tax Consequences of Payments. For all Tax purposes and to the extent permitted by applicable Tax Law, the parties hereto shall treat any payment made pursuant to this Agreement as a capital contribution or a distribution, as the case may be, immediately prior to the Distribution.

4.5 Adjustments to Payments. The amount of any payment made pursuant to this Agreement shall be adjusted as follows:

(a) If the receipt or accrual of any indemnity amounts for which any Party hereto (the “Indemnifying Party”) is required to pay another Party (the “Indemnified Party”) under this Agreement causes, directly or indirectly, an increase in the taxable income of the Indemnified Party under one or more applicable Tax Laws, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the Indemnified Party shall have realized the same net amount it would have realized had the payment not resulted in taxable income. For the avoidance of doubt, any liability for Taxes due to an increase in taxable income described in the immediately preceding sentence shall be governed by this Section 4.5(a) and not by Section 2.2.

(b) To the extent that Taxes for which the Indemnifying Party is required to pay to the Indemnified Party pursuant to this Agreement give rise to a deduction, credit or other Tax Benefit (including as a result of any election set forth in Section 4.6) to the Indemnified Party or any of its Affiliates, the amount of any payment made to the Indemnified Party by the Indemnifying Party shall be decreased by taking into account any resulting reduction in Taxes actually realized by the Indemnified Party or any of its Affiliates resulting from such Tax Benefit (including as a result of any election set forth in Section 4.6). If such a reduction in Taxes of the Indemnified Party occurs following the payment made to the Indemnified Party with respect to the relevant indemnified Taxes, the Indemnified Party shall promptly repay the Indemnifying Party the amount of such reduction when actually realized. If the Tax Benefit arising from the foregoing reduction of Taxes described in this Section 4.5(b) is subsequently decreased or eliminated, then the Indemnifying Party shall promptly pay the Indemnified Party the amount of the decrease in such Tax Benefit. This Section 4.5(b) shall not apply to the extent that Section 3.6(d) would also apply to cause recovery of the same amounts to the Indemnifying Party.

4.6 Section 336(e) Election.

(a) RRD and LSC shall make a protective election under section 336(e) of the Code (and any similar election under state or local law) with respect to the Distribution in accordance with Treasury Regulations section 1.336-2(h) and (j) (and any applicable provisions under state and local law), provided that LSC shall indemnify RRD for any cost to the RRD Group of making such an election (but it being understood that any such cost arising from Taxes shall be limited to Excess Taxes). RRD and LSC shall cooperate in the timely completion and/or filings of such elections and any related filings or procedures (including filing or amending any Tax Returns to implement an election that becomes effective). This Section 4.6 is intended to constitute a binding, written agreement to make an election under section 336(e) of the Code with respect to the Distribution.

(b) If Taxes are allocated to a Party (the “Responsible Party”) as a result of any election set forth in Section 4.6, then to the extent that such Taxes give rise to a Tax Benefit, other than a refund, credit or offset as described in Section 3.6(b), to the other Party (the “Other Party”) or any of its Affiliates, and such Tax Benefit results in an actual reduction in Taxes (determined on a with and without basis) of the Other Party or any of its Affiliates in any Tax Year, the Other Party shall pay to the Responsible Party in the relevant Tax Year an amount equal to such reduction in Taxes (determined on a with and without basis); provided, however, that this provision shall not apply to the extent that the actual reduction in Taxes for the relevant Tax Year and any unpaid reduction in Taxes for all prior Tax Years is less than $50,000.

4.7 Certain Final Determinations. If an adjustment (a “Tax Adjustment”) pursuant to a Final Determination in a Tax Contest initiated by a Tax Authority results in a Tax greater than the Tax shown on the relevant Tax Return for any Pre-Distribution Period, the Indemnified Party shall pay to the Indemnifying Party an amount equal to any Tax Benefit as and when actually realized by such Indemnified Party as a result of such Tax Adjustment. The Parties agree that if an Indemnified Party is required to make a payment to an Indemnifying Party pursuant to this Section 4.7, the Parties shall negotiate in good faith to set off the amount of such payment against any indemnity payments owed by the Indemnifying Party to the Indemnified Party, taking into account time value and similar concepts as appropriate.

SECTION 5. Cooperation and Tax Contests.

5.1 Cooperation. In addition to the obligations enumerated in Sections 3.4 and 5.4, each of RRD and LSC will cooperate (and cause their respective Subsidiaries and Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters, including provision of relevant documents and information in their possession and making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Subsidiaries or Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

5.2 Notices of Tax Contests. Each Company shall provide prompt notice to the other Company of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware in writing relating to (i) Taxes for which it is or may be indemnified by such other Company hereunder or (ii) Tax Items that may affect the amount or treatment of Tax Items of such other Company. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except, and only to the extent that, the indemnifying Company shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified Company shall deliver to the indemnifying Company such additional information with respect to such Tax Contest in its possession that the indemnifying Company may reasonably request.

5.3 Control of Tax Contests.

(a) Controlling Party. Subject to the limitations set forth in Section 5.3(b), each Indemnifying Party (or the appropriate member of its Group) shall, at its own cost and expense, be the Controlling Party with respect to any Tax Contest involving a Tax for which such Company is the Indemnifying Party (it being understood, for the avoidance of doubt but subject to the other provisions of this Section 5.3(a), that RRD shall be the Controlling Party with respect to any Tax Contest involving Distribution Taxes), in which case any Indemnified Party that could have liability under this Agreement for a Tax to which such Tax Contest relates shall be treated as the “Non-Controlling Party.”

(b) Non-Controlling Party Participation Rights. With respect to a Tax Contest of any Tax Return that could result in a Tax liability that is allocated under this Agreement, (i) the Non-Controlling Party shall, at its own cost and expense, be entitled to participate in such Tax Contest and to provide comments to the Controlling Party, such comments not to be unreasonably rejected, (ii) the Controlling Party shall keep the Non-Controlling Party updated and informed, and shall consult with the Non-Controlling Party, (iii) the Controlling Party shall act in good faith with a view to the merits in connection with the Tax Contest, and (iv) the Controlling Party shall not settle or compromise such Tax Contest without the prior written consent of the Non-Controlling Party (which consent shall not be unreasonably withheld).

5.4 Cooperation Regarding Tax Contests. The Parties shall provide each other with all information relating to a Tax Contest which is needed by the other Party or Parties to handle, participate in, defend, settle or contest the Tax Contest. At the request of any Party, the other Parties shall take any action (e.g., executing a power of attorney) that is reasonably necessary in order for the requesting Party to exercise its rights under this Agreement in respect of a Tax Contest. Each Party shall assist each other Party in taking any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The Indemnifying Party or Parties shall reimburse the Indemnified Party or Parties for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 5.4.

SECTION 6. Tax Records.

6.1 Retention of Tax Records. Each of RRD and LSC shall preserve, and shall cause their respective Subsidiaries to preserve, all Tax Records that are in their possession, and that could affect the liability of any member of any other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statute of limitations, as extended, and (y) ten years after the LSC Distribution Date.

6.2 Access to Tax Records. LSC shall make available, and cause its Subsidiaries to make available, to members of the RRD Group for inspection and copying the portion of any Tax Record in their possession that relates to a Pre-Distribution Period or Post-Distribution Period and which is reasonably necessary for the preparation, review, approval or filing of a Tax Return by a member of the RRD Group or any of their Affiliates or with respect to any Tax Contest with respect to such return. RRD shall make available, and cause its Subsidiaries to make available, to members of the LSC Group for inspection and copying the portion of any Tax Record in their possession that relates to a Pre-Distribution Period and which is reasonably necessary for the preparation, review, approval or filing of a Tax Return by a member of the LSC Group or any of their Affiliates, as appropriate, or with respect to any Tax Contest with respect to such return.

6.3 Confidentiality. Each party hereby agrees that it will hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all records and information prepared and shared by and among the Parties in carrying out the intent of this Agreement, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes or unless disclosure is compelled by a governmental authority. Information and documents of one Party (the “Disclosing Party”) shall not be deemed to be confidential for purposes of this Section 6.3 to the extent that such information or document (i) is previously known to or in the possession of the other Party or Parties (the “Receiving Party”) and is not otherwise subject to a requirement to be kept confidential, (ii) becomes publicly available by means other than unauthorized disclosure under this Agreement by the Receiving Party or (iii) is received from a third party without, to the knowledge of the Receiving Party after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.

SECTION 7. Representations and Covenants.

7.1 Covenants of RRD and LSC.

(a) RRD hereby covenants that, to the fullest extent permissible under U.S. federal income and state Tax Laws, it will, and will cause the members of the RRD Group to, treat the Distribution in accordance with the Tax-Free Status. LSC hereby covenants that, to the fullest extent permissible under U.S. federal income and state Tax Laws, it will, and will cause each Subsidiary to, treat the Distribution in accordance with the Tax-Free Status.

(b) RRD further covenants that, as of and following the date hereof, RRD shall not and shall cause the members of the RRD Group not to take any action that (or fail to take any action the omission of which) would be inconsistent with the Distribution qualifying for Tax-Free Status or that would preclude the LSC Distribution from qualifying for Tax-Free Status.

(c) LSC further covenants that, as of and following the date hereof, it shall not and shall cause its Subsidiaries not to take any action that (or fail to take any action the omission of which) would be inconsistent with the LSC Distribution qualifying for Tax-Free Status or that would preclude the Distribution from qualifying for Tax-Free Status.

7.2 Private Letter Ruling. RRD represents that it has provided LSC with a copy of the Ruling and the Ruling Request submitted on or prior to the LSC Distribution Date, and agrees to provide LSC with copies of any additional documents submitted to the IRS relating to the Ruling Request and prepared after the LSC Distribution Date prior to the submission of such documents to the IRS in connection with the LSC Distribution.

7.3 Covenants of LSC.

(a) Without limiting the generality of the provisions of Section 7.1, LSC, on behalf of itself and its Subsidiaries, agrees and covenants that it and each of its Subsidiaries will not, directly or indirectly, during the Restriction Period, (i) take any action that would result in LSC’s ceasing to be engaged in the active conduct of the LSC Business, with the result that it is not engaged in the active conduct of a trade or business within the meaning of section 355(b)(2) of the Code, (ii) redeem or otherwise repurchase (directly or through an Affiliate) any of its outstanding stock, other than through stock purchases meeting the requirements of section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696 (but it being understood, for the avoidance of doubt, that no agreement or covenant under this Section 7.3(a)(ii) is being entered with respect to Compensatory Equity Net Share Settlements), (iii) amend its certificate of incorporation (or other organizational documents) that would affect the relative voting rights of separate classes of its capital stock or would convert one class of its capital stock into another class of its capital stock, (iv) liquidate (within the meaning of section 331 of the Code and the Treasury Regulations promulgated thereunder) or partially liquidate, (v) merge with any other corporation (other than in a transaction that does not affect the relative shareholding of its shareholders), sell or otherwise dispose of (other than in the ordinary course of business) its assets or the assets of its Subsidiaries, or take any other action or actions if such merger, sale, other disposition or other action or actions in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, assets representing one-half or more of the asset value of the LSC Group, or (vi) take any other action or actions that in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, capital stock of LSC representing a Fifty-Percent Equity Interest in LSC (as determined for purposes of section 355(e) of the Code), other than a Permitted Acquisition.

7.4 Covenants of RRD.

(a) Without limiting the generality of the provisions of Section 7.1, RRD, on behalf of itself and each member of the RRD Group, agrees and covenants that RRD and each member of the RRD Group will not, directly or indirectly, during the Restriction Period, (i) take any action that would result in RRD ceasing to be engaged in the active conduct of the RRD Business with the result that RRD is not engaged in the active conduct of a trade or business within the meaning of section 355(b)(2) of the Code, (ii) redeem or otherwise repurchase (directly or through an Affiliate of RRD) any of RRD’s outstanding capital stock, other than through stock purchases meeting the requirements of section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696 (but it being understood, for the avoidance of doubt, that no agreement or covenant under this Section 7.4(a)(ii) is being entered with respect to Compensatory Equity Net Share Settlements), (iii) amend the certificate of incorporation (or other organizational documents) of RRD that would affect the relative voting rights of separate classes of RRD’ capital stock or would convert one class of RRD’s capital stock into another class of its capital stock, (iv) liquidate (within the meaning of section 331 of the Code and the Treasury Regulations promulgated thereunder) or partially liquidate RRD, (v) merge RRD with any other corporation (other than in a transaction that does not affect the relative shareholding of RRD shareholders), sell or otherwise dispose of (other than in the ordinary course of business) the assets of RRD and its Subsidiaries, or take any other action or actions if such merger, sale, other disposition or other action or actions in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, assets representing one-half or more of the asset value of the RRD Group, or (vi) take any other action or actions that in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, stock of RRD representing a Fifty-Percent Equity Interest in RRD (as determined for purposes of section 355(e) of the Code).

(b) Nothing in this Section 7 shall be construed to give LSC or any Affiliates of LSC any right to remedies other than indemnification for any increase in the actual Tax liability (and/or decrease in Tax Benefit) of it or any of its Affiliates that results from RRD Group’s failure to comply with the covenants and representations in this Section 7.

7.5 Exceptions.

(a) Exceptions with Respect to LSC.

(i) Notwithstanding Section 7.3 above, LSC or any of its Subsidiaries may take a LSC Restricted Action if RRD consents in writing to such LSC Restricted Action, or if LSC provides RRD with Satisfactory Guidance concluding that such LSC Restricted Action will not alter the Tax-Free Status of the LSC Distribution in respect of RRD and holders of RRD’s Common Stock.

(ii) LSC and each of its Subsidiaries agree that RRD and each RRD Affiliate are to have no liability for any Tax resulting from any LSC Restricted Actions permitted pursuant to this Section 7.5(a) and, subject to Section 2.2, agree to indemnify and hold harmless each RRD Indemnified Party against any such Tax. LSC shall bear all costs incurred by it, and all reasonable costs incurred by RRD, in connection with requesting and/or obtaining any Satisfactory Guidance.

(b) Exceptions with Respect to RRD.

(i) Notwithstanding Section 7.4(a) above, RRD or any of its Subsidiaries may take a RRD Restricted Action (A) if LSC consents in writing to such RRD Restricted Action, (B) if RRD provides LSC with Satisfactory Guidance concluding that such RRD Restricted Action will not alter the Tax-Free Status of the LSC Distribution in respect of LSC and holders of LSC’s Common Stock, or (C) if there is no loss resulting to LSC and holders of LSC’s Common Stock from the taking of such RRD Restricted Action.

(ii) RRD and each of its Subsidiaries agree that LSC and each LSC Affiliate are to have no liability for any Tax resulting from any RRD Restricted Actions permitted pursuant to this Section 7.5(b) and, subject to Section 2.2, agree to indemnify and hold harmless each LSC Indemnified Party against any such Tax. RRD shall bear all costs incurred by it, and all reasonable costs incurred by LSC, in connection with requesting and/or obtaining any Satisfactory Guidance.

7.6 Injunctive Relief. For the avoidance of doubt, RRD shall have the right to seek injunctive relief to prevent LSC or any of its Subsidiaries from taking any action that is not consistent with the covenants of LSC or any of its Subsidiaries under Section 7.1 or 7.3.

7.7 Further Assurances. For the avoidance of doubt, (i) neither RRD nor a member of the RRD Group shall take any action on the LSC Distribution Date that would result in an increase of the actual Tax liability (and/or decrease of any Tax Benefit) of LSC or any of its Subsidiaries, other than in the ordinary course of business, except for actions undertaken in connection with the LSC Distribution, which actions are described in the Ruling Request or the Ruling, and (ii) neither LSC nor any of its Subsidiaries shall take any action on the LSC Distribution Date that would result in an increase of the actual Tax liability (and/or decrease of any Tax Benefit) of RRD or a member of the RRD Group, other than in the ordinary course of business, except for actions undertaken in connection with the LSC Distribution, which actions are described in the Ruling Request or the Ruling.

SECTION 8. General Provisions.

8.1 Construction. This Agreement shall constitute the entire agreement (except insofar and to the extent that it specifically and expressly references the Separation and Distribution Agreement and any other Ancillary Agreement) between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

8.2 Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Separation and Distribution Agreement or any other Ancillary Agreement.

8.3 Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

8.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile (at a facsimile number to be provided by such Party to the other Party pursuant to the notice provisions of this Section 8.4) with receipt confirmed (followed by delivery of an original via overnight courier service), by email (at an email address to be provided by such Party to the other Party pursuant to the notice provisions of this Section 8.4) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.4):

To RRD:

R. R. Donnelley & Sons Company

35 West Wacker Drive

Chicago, Illinois 60601

Attn: General Counsel

To LSC:

LSC Communications, Inc.

35 West Wacker Drive

Chicago, Illinois 60601

Attn: General Counsel

8.5 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by a duly authorized representative of each of the Parties.

8.6 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that, subject to compliance with Section 7, if applicable, either Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.

8.7 Successors and Assigns. The provisions to this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

8.8 Change in Law. Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

8.9 Authorization, Etc. Each of the Parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or the Party’s charter or bylaws or any agreement, instrument or order binding such Party.

8.10 Termination. This Agreement may be terminated prior to the LSC Distribution Date by and in the sole discretion of RRD without the approval of LSC or the stockholders of RRD. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by RRD and LSC.

8.11 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the LSC Distribution Date.

8.12 Third-Party Beneficiaries. Except with respect to RRD Indemnified Parties and the LSC Indemnified Parties, and in each case, only where and as indicated herein, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon any third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement. Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended to confer upon any of the LSC Indemnified Parties any rights or remedies against LSC hereunder, and this Agreement is not intended to confer upon any RRD Indemnified Parties any rights or remedies against RRD hereunder.

8.13 Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

8.14 Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

8.15 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed in the State of Illinois.

8.16 Waiver of Jury Trial.

EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.16.

8.17 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.18 No Strict Construction; Interpretation.

(a) Each of RRD and LSC acknowledges that this Agreement has been prepared jointly by the Parties hereto and shall not be strictly construed against any Party hereto.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

R. R. DONNELLEY & SONS COMPANY

By:
	Name:	[ ]
	Title:	[ ]

LSC COMMUNICATIONS, INC.

By:
	Name:	[ ]
	Title:	[ ]

[Signature Page to Tax Disaffiliation Agreement]